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                                                                       EXHIBIT 3


                                         5255 Yonge Street, Suite 1010
                                         Toronto, Ontario CANADA M2N 6P4
[COMMERCIAL CONSOLIDATORS CORP. LOGO]    Tel: (416) 512-8299 Fax: (416) 512-8229
                                         www.commercialconsolidator.com


FOR IMMEDIATE RELEASE (#019-2001)                             Cusip #: 20162E101

COMMERCIAL CONSOLIDATORS CORP.  IS DESIGNATED
SUN MICROSYSTEMS SERVER AND STORAGE PRODUCTS RESELLER


TORONTO - OCTOBER 17, 2001 - COMMERCIAL CONSOLIDATORS CORP. (CCZ: CDNX; CJ9:
FRANKFURT), a diversified distributor of business technologies (cellular phones and accessories, and computer hardware and software) and consumer electronics to the Americas (North, South and Central), is pleased to announce that MAX Systems Group Inc. ("MAX") of Commercial Consolidators Corp.'s Computer Solutions Division has been authorized to supply Sun Microsystems' UNIX-based servers and storage products throughout Canada.

The new authorization provides MAX with a significant relationship in the Canadian marketplace with a leading global provider of products, services and support solutions for building and maintaining network-computing environments.

"We are excited about our new authorization to supply Sun Microsystems' products in Canada, as it expands the product offering previously provided by our Computer Solutions Division" said Guy Jarvis, CEO.

ABOUT COMMERCIAL CONSOLIDATORS CORP.

Commercial Consolidators Corp. is a diversified distributor of business technologies (cellular phones and accessories, and computer hardware and software) and consumer electronics to the Americas (North, South and Central). The Company has aggressively pursued strategic acquisitions, satisfying management's primary objectives, namely:

1. Focus on converging communication delivery devices, namely: televisions, computers, wireless products and proprietary software;
2. Facilitate new distribution channels by leveraging existing supply chain relationships from our expanding revenue base throughout the Americas;
3. Provide turnkey solutions to our target customers through the selective and opportunistic expansion of complimentary product and service offerings; and
4. Focus on higher margin products, while maintaining an enviable standard of customer service and order fulfillment.

For further information, please contact investor relations at 1-800-968-1727; or visit the Company's website at www.commercialconsolidator.com. This has been disseminated in Canada and Germany only.

ON BEHALF OF THE BOARD OF DIRECTORS



"GUY JARVIS"
/s/ Guy Jarvis
--------------
GUY JARVIS, Chief Executive Officer

THE CANADIAN VENTURE EXCHANGE HAS NEITHER APPROVED NOR DISAPPROVED THE INFORMATION CONTAINED HEREIN